Exhibit 99.1

NEWS RELEASE

KNIGHT RIDDER

50 WEST SAN FERNANDO ST.

SAN JOSE, CA 95113

Knight Ridder Reports Second Quarter Results

SAN JOSE, July 14, 2005 – Knight Ridder (NYSE:KRI) earned $1.00 per diluted share for the second quarter, down 7.4% from the $1.08 in the second quarter of 2004.

Included in this quarter’s earnings per share are $.03 from the favorable resolution of prior-years’ tax issues, including interest, offset by $.01 for severance in Detroit. Included in last year’s second-quarter earnings per share were $.06 from the favorable resolution of prior years’ tax issues, including interest, and $.04 from favorable adjustments in Detroit, primarily post-retirement benefits.

Total advertising revenue for the quarter was $604.2 million, up 2.1% from $591.7 million in the same quarter of 2004. Total operating revenue was $761.5 million, up 0.2% from the same quarter last year. Total operating profit for the quarter was $143.3 million, down 7.5% from the $155.0 million in the same quarter of last year. Excluding the Detroit severance and adjustments referenced above, operating profit would have been down 3.5%. Net income of $74.4 million was down 13.8% from $86.3 million in the same quarter of the previous year. Excluding the Detroit issues and tax resolutions referenced above, net income would have been down 6.9%.

Commenting on the results, Knight Ridder Chairman and CEO Tony Ridder said, “In a pattern that has been consistent since March, the bright spots continue to be retail, help wanted and real estate. The soft spots continue to be classified automotive and national, although national did turn positive – by one-tenth of one percent! – in June. While the June ad revenue increase of 0.9% was a bit lower than April and May, it is encouraging to see that July is currently running close to 3%, with national considerably improved.

“For the quarter, the mid-sized and smaller markets continued to fare relatively better than the large markets. Ad revenue in the former was up 5.1%; in the large markets, it was up 0.4%. As explanation, two factors stand out: a) department store advertising for the quarter was down 6.5% in our large markets; 2) national advertising was down 7.0% in the large markets and up 9.8% in the mid-sized and smaller markets.

“Also encouraging is the continued growth and expansion of our online and other print products businesses. Advertising revenue at Knight Ridder Digital was up 52.7% for the quarter and is up 55.1% for the year to date. CareerBuilder network revenue of $121.3 million was up 78% over the same quarter last year. Advertising revenue for our weeklies, free dailies, shoppers and targeted publications is growing, in the aggregate, at the mid-teens rate we forecasted for the year.

“During the quarter, we launched a free newspaper in Berkeley to complement our five free newspapers in communities on the peninsula south of San Francisco. We purchased the Keller Citizen, a weekly newspaper in greater Fort Worth, and Carolina Bride, a wedding magazine published quarterly in Charlotte. Recently, we announced Internet investments (through our partnership in Classified Ventures) in HomeGain.com, a Web site offering extensive information relevant to the buying or selling of homes, and NewCars.com, a leader in automotive sales lead generation.

“For the quarter, costs were up 2.1%, with labor and employee benefits up a modest 0.4% and newsprint, ink and supplements up 6.2%. Tight cost control is a priority for Knight Ridder, and I am extremely pleased that in an environment of rising newsprint prices, we have been able to hold the line on so many other increases.

“Interest expense was up, reflecting both higher rates and higher outstanding debt. Losses from equity investments decreased, reflecting better results from CareerBuilder and Seattle.

“During the quarter, we repurchased approximately 1.7 million shares of Knight Ridder’s outstanding stock, bringing to 3.1 million the total number of shares repurchased this year. At quarter’s end, there were approximately 73.8 million shares outstanding.

Comment on Operations

Steve Rossi, Knight Ridder senior vice president and chief financial officer, said, “For the quarter, retail advertising was up 2.2%, national was down 3.8% and classified was up 4.5%. Employment advertising was up 14.4%, real estate was up 10.7% and auto was down 6.8%.

“Year to date, total ad revenue is up 2.7%. Retail is up 2.6%, national is down 1.0% and classified is up 4.4%.

“Total ad revenue was up 2.0% in April, 3.5% in May and 0.9% in June. For the quarter, Contra Costa’s total ad revenue was up 6.5%; Miami’s was up 3.7%. Of the seven other large markets, five were positive. Charlotte showed the largest increase – up 2.2%. Kansas City and Philadelphia were soft, down 0.8% and 4.1%, respectively. All but three of the 18 mid-sized and smaller markets were up, with half of them showing ad revenue increases in the mid to high single digits or better.

“Retail was strongest in San Jose and Contra Costa, up 11.1% and 6.3%, respectively, and softest in Akron, St. Paul and Philadelphia, down 5.8%, 5.8% and 2.3%, respectively. In the large markets altogether, it was up 0.8%; in the mid-sized and smaller markets, it was up 3.4%.

“National was down 4.3% in April and 7.0% in May before turning slightly positive in June. Charlotte’s national advertising increased 11.4% during the quarter; Contra Costa’s was up 4.5%. Four of the five largest markets were soft and Fort Worth was flat. Telecommunications, travel and entertainment were all down.

“Classified is a pretty simple story: employment up in the low to mid teens throughout the quarter; real estate up low teens in April and high single digits in May and June; auto down throughout.

“Employment in the larger markets was up 11.5%, but in the mid-sized and smaller markets it was up 21.2%. With respect to real estate, the large markets trumped the smaller: up 9.3% for the quarter vs. 8.2% for the mid-sized and smaller markets. Auto showed no variation by size of market.

“Other revenue for the quarter was down 22.1%, primarily reflecting three factors related to Detroit: the absence of last year’s favorable adjustments (primarily post-retirement benefits), the cost of this year’s severance and, also this year, reduced operating earnings.

Circulation revenue was down 3.0% for the quarter (and 3.3% year to date), a consequence of lower sales volume. Circulation copies for the quarter were down 3.3% daily and 3.4% Sunday (and 2.8% daily and 3.0% Sunday year to date).

“For the quarter, total FTEs were down by 0.7%. The per ton cost of newsprint was up 9.7%. Total tons consumed declined by 4.4%. Other operating expense grew 4.5%, primarily reflecting increased marketing costs and increased cost of goods sold at Knight Ridder Digital. Depreciation and amortization was down 8.9% inasmuch as we have not yet begun to depreciate the new plant under construction in Kansas City. We will begin to depreciate a portion of it in the third quarter, as it becomes operational

“Total debt at quarter’s end was $1.693 billion, up approximately $195 million from year end 2004. The effective tax rate for the quarter was 36.1%.”

Certain statements contained in this report are forward-looking. They are based on management’s current knowledge of factors affecting Knight Ridder’s business. Actual results could differ materially from those currently anticipated, depending upon – but not limited to – the effects of interest rates, of national and local economies on revenue, of the evolution of the Internet, of unforeseen changes in the price of newsprint and of negotiations and relations with labor unions.

Knight Ridder (NYSE: KRI) is the nation’s second-largest newspaper publisher, with products in print and online. The company publishes 31 daily newspapers in 28 U.S. markets, with a readership of 9.0 million daily and 12.7 million Sunday. Knight Ridder also has investments in a variety of Internet and technology companies and two newsprint companies. The company’s Internet operation, Knight Ridder Digital, develops and manages the company’s online properties. It is the founder and operator of Real Cities (www.RealCities.com), the largest national network of city and regional Web sites in more than 110 U.S. markets. Knight Ridder and Knight Ridder Digital are headquartered in San Jose, Calif. (FR)

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For more information, call Vice President/Corporate Relations Polk Laffoon at 408-938-7838 (e-mail: plaffoon@knightridder.com), or Director/Corporate Communications Lee Ann Schlatter at 408-938-7839 (e-mail: lschlatter@knightridder.com), or visit Knight Ridder’s Web site at www.knightridder.com.

KNIGHT RIDDER

CONSOLIDATED STATEMENT OF INCOME

(Unaudited - in thousands, except per share data)

	Quarter Ended		Two Quarters Ended
	June 26, 2005	June 27, 2004	June 26, 2005	June 27, 2004
OPERATING REVENUE
Advertising
Retail	$273,622	$267,751	$522,795	$509,518
National	93,932	97,613	189,872	191,735
Classified	236,645	226,349	457,668	438,338

Total	604,199	591,713	1,170,335	1,139,591
Circulation	132,316	136,406	266,564	275,615
Other	24,995	32,097	49,339	57,281

Total Operating Revenue	761,510	760,216	1,486,238	1,472,487

OPERATING COSTS
Labor and employee benefits	302,218	301,071	612,998	607,030
Newsprint, ink and supplements	105,067	98,911	202,539	193,799
Other operating costs	187,068	179,085	368,877	353,072
Depreciation and amortization	23,811	26,140	47,608	52,517

Total Operating Costs	618,164	605,207	1,232,022	1,206,418

OPERATING INCOME	143,346	155,009	254,216	266,069

OTHER EXPENSE
Interest expense, net of interest income	(22,833)	(13,244)	(41,678)	(27,387)
Interest expense capitalized	1,836	1,142	3,515	2,116

Interest expense, net	(20,997)	(12,102)	(38,163)	(25,271)
Equity in losses, net of earnings of unconsolidated companies and joint ventures	(3,567)	(7,006)	(12,699)	(15,073)
Minority interest in earnings of consolidated subsidiaries	(2,311)	(2,572)	(4,021)	(4,484)
Other, net	(84)	(528)	548	(767)

Total Other Expense	(26,959)	(22,208)	(54,335)	(45,595)

Income before income taxes	116,387	132,801	199,881	220,474
Income taxes	41,992	46,539	64,986	78,274

Net Income	$74,395	$86,262	$134,895	$142,200

NET INCOME PER SHARE
Basic	$1.00	$1.10	$1.80	$1.81

Diluted	$1.00	$1.08	$1.79	$1.78

DIVIDENDS DECLARED PER COMMON SHARE	$0.345	$0.320	$0.690	$0.640

AVERAGE SHARES OUTSTANDING
Basic	74,072	78,497	74,817	78,751

Diluted	74,530	79,789	75,405	80,064